Exhibit 5.1

February 13, 2008
Board of Directors
American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
     Ladies and Gentlemen:
We are acting as counsel to American Public Education, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (Registration No. 333-148851) (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 3,834,675 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) (including up to 500,175 shares of Common Stock which may be sold upon the exercise of an over-allotment option), (i) 3,809,675 of which shares of Common Stock (the “Secondary Shares”) are to be sold by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) (including up to 500,175 Secondary Shares that may be sold upon the exercise of an over-allotment option granted by certain of the Selling Stockholders to the underwriters) and (ii) 25,000 of which shares of Common Stock (the “Primary Shares,” and, together with the Secondary Shares, the “Shares”) are to be issued and sold by the Company. Of the Secondary Shares, 3,783,175 are currently outstanding (the “Outstanding Shares”), and 26,500 are issuable upon the exercise of employee stock options held by certain of the Selling Stockholders (the “Option Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on February 11, 2008 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Directors
American Public Education, Inc.

4.	The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom William Blair Company, L.L.C. will act as representative, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

5.	Certain resolutions of the Board of Directors of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith, including the establishment of a pricing committee of the Board of Directors of the Company with respect to the terms of the sale of the Shares and the issuance of the Shares (the “Resolutions”).

6.	Certain resolutions of the Board of Directors of the Company, certain resolutions of the stockholders of the Company, and the stock record books of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, authorization of the issuance and sale of the Outstanding Shares and the issuance and sale of the Option Shares.

7.	A certificate of an officer of the Company as to certain facts relating to stock issuances of the Company.

8.	A certificate of the Chairman of the Board of the Company as to certain facts relating to the Company

9.	A certificate of the Secretary of the Company, dated as of the date hereof.
In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
1.	Following (a) action by the Board of Directors or the pricing committee thereof authorizing the specific number of Primary Shares to be issued and establishing the issue price of the Primary Shares (the “Board Action”), (b) execution and delivery by the Company of the Underwriting Agreement, (c) effectiveness of the Registration Statement;

Board of Directors
American Public Education, Inc.

(d) issuance of the Primary Shares pursuant to the terms of the Underwriting Agreement and the Board Action, and (e) receipt by the Company of the consideration for the Primary Shares specified in the Board Action, the Primary Shares will be validly issued, fully paid, and nonassessable.
2.	The Outstanding Shares are validly issued, fully paid and nonassessable.

3.	Assuming the due and proper exercise of the related employee stock options in accordance with the terms thereof, the Option Shares will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON LLP
HOGAN & HARTSON L.L.P.